Exhibit T3B.7

LIMITED LIABILITY COMPANY AGREEMENT OF

BIG BLUE AUDIO LLC

(a New Hampshire limited liability company)

THIS IS THE LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of BIG BLUE AUDIO LLC, a New Hampshire limited liability company (the “Company”), dated as of October 24, 2011, and by which BROOKSTONE HOLDINGS, INC. (the “Member”), in consideration of the capital contributions to the Company and the promises set forth in this Agreement (the adequacy and sufficiency and receipt of which are hereby acknowledged), hereby agrees as follows:

1. General.

1.1 Formation & Term. The Company was formed on October 24, 2011 by the filing of a Certificate of Formation with the New Hampshire Secretary of State pursuant to New Hampshire Revised Statutes Annotated Chapter 304-C (as amended from time to time, the “Act”). The term of the Company will continue until dissolved in accordance with this Agreement’s provisions or the Act.

1.2 Applicability of the Act. To the extent that the Member’s rights and obligations and the administration, dissolution, liquidation and termination of the Company are not set forth in this Agreement, such will be governed by the Act. To the extent that this Agreement contains a provision contrary to an Act provision that permits its being overridden by an operating agreement, such Act provision is overridden by such contrary provision in this Agreement.

1.3 No Personal Liability of Member. The Member will have no personal liability to third parties for any debt, obligation, liability or loss of the Company, all as provided in, and subject to, the Act.

2. Purpose. The Company may engage in any lawful activity.

3. Percentage Interest. The Member’s percentage interest in the Company (the “Percentage Interest”) is 100%.

4. Allocations and Distributions. The Company’s net cash flow and tax profits and losses will be allocated to the Member in accordance with the Percentage Interest. The Company will make distributions to the Member at such time and in such form and amount as the Managers may determine.

5. Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Member individually shall not own any such property.

6. Taxable Year. The taxable year of the Company shall be the calendar year unless some other taxable year is required by the Internal Revenue Code of 1986, as amended.

7. Management by the Managers.

7.1 Generally. The Company will be managed by two managers (the “Managers”). The initial Managers are Ronald D. Boire and Thomas F. Moynihan. The Member may at any time and from time to time remove and replace, and otherwise fill a vacancy as to, the Managers.

7.2 Powers of Manage”. Except as otherwise set forth in this Agreement, each of the Managers have the full power and authority to manage the business and affairs of the Company in accordance with this Agreement and the Act, including the power to purchase, sell and lease property of any kind, to incur indebtedness and give security for such, to guarantee obligations of others, to execute documents and instruments on behalf of the Company, and to take all such actions as may be necessary or appropriate to carry out any action permitted by this Agreement or the Act.

7.3 Unanimous Consent. Notwithstanding the foregoing, the vote or consent of both Managers shall be required to take the following actions:

7.3.1 the making of any agreements or contracts outside of the Company’s ordinary course of business to which the Company is a party;

7.3.2 the making of any request for additional capital contributions;

7.3.3 any financings or refinancings (including guaranties thereof by the Company), whether secured or unsecured or the forgiveness of any debt owed to the Company;

7.3.4 any distributions to the Member or Managers, including without limitation, the establishment or increase in the compensation paid to any Member or Manager;

7.3.5 the issuance or sale by the Company of any equity or debt securities or of additional membership interests, or any merger, consolidation or other business combination transaction involving the Company;

7.3.6 the redemption, purchase or other acquisition by the Company of all or any portion of its membership interest;

7.3.7 the taking of any action by the Company that would constitute a material derivation from the Company’s business;

7.3.8 any sale, transfer, master lease or disposition of all or any substantial portion of the Company’s assets;

7.3.9 the settlement of any legal proceedings by or against the Company and confession of any judgment against the Company or any property of the Company;

7.3.10 (A) the filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or the consenting to, reorganization or relief under any applicable federal or state law relating the bankruptcy or insolvency, on behalf of the Company,

(D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of the property of either, (E) the making of any general assignment for the benefit of creditors on behalf of the Company, or (F) the admission in writing of the Company’s inability to pay its debts generally as they become due;

7.3.11 amending, restating or otherwise modifying this Agreement or the Certificate; and

7.3.12 the dissolution or winding-up of the Company.

8. Standard of Care; Indemnification.

8.1 Definitions. “Covered Person” shall mean (i) the Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of the Member, and its controlling Affiliates, and (iii) each Manager, officer, employee, agent or representative of the Company. “Affiliate” means, with respect to any person, any other person who directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person. For purposes of this definition, “control,” when used with respect to any specified person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

8.2 Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith and with the belief that such action or omission is in or not opposed to, the best interest of the Company, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or is not made in knowing violation of the provisions of this Agreement.

8.3 Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)	Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, the Member or any direct or indirect subsidiary of the Member in connection with the business of the Company;

(ii)

The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, the Member, or its controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any person including the Company or any Company subsidiary;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence or willful misconduct. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence or willful misconduct.

9. Dissolution.

9.1 Events Causing Dissolution. The Company will he dissolved and its affairs wound up upon (i) approval by the Member, (ii) the unanimous vote or consent of the Managers, or (iii) entry of a decree of judicial dissolution under Section 304-C:51 of the Act. It is the intent that the foregoing are the only dissolution events, those provisions of the Act that specify other dissolution events being hereby overridden by the foregoing contrary provisions of this Agreement.

9.2 Liquidation of Property and Application of Proceeds. Upon the dissolution of the Company, the Managers (i) will wind up the Company’s affairs in accordance with Me Act, taking any and all actions permitted by the Act and (ii) will distribute the proceeds and undisposed property as follows: (A) to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by applicable law) in satisfaction of all known debts, liabilities and obligations of the Company, whether by payment or the making of adequate provision for payment and (B) thereafter to the Member.

9.3 Conduct of Liquidation. The liquidation of the Company shall be conducted by the Managers, or, if there are no Managers, by such person as designated by the Member.

10. Successors in Interest. This Agreement is binding upon, and inures to the benefit of, the Member and its successors and assigns.

11. Miscellaneous.

11.1 Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the written consent of the Managers and the Member.

11.2 Certain Rules of Construction. For purposes of this Agreement: (i) “including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to included” matters will be regarded as non-exclusive, noncharacterizing illustrations; ( ii) “will” as the same meaning as -shall” and thus means an obligation and an imperative and not a futurity; (iii) titles and captions of or in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; (iv) whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; and (v) any reference to any statutory provision includes each successor provision and all applicable law as to such provision.

11.3 Controlling Law. This Agreement is governed by, and will be construed and enforced in accordance with, the laws of the State of New Hampshire.

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DULY EXECUTED and delivered by the undersigned, effective as of October 24, 2011.

BROOKSTONE HOLDINGS, INC.

By:	/s/ Thomas F. Moynihan
Name:	Thomas F. Moynihan
Title:	Vice President, Chief Financial Officer, Treasurer and Assistant Secretary